Enhanced Equity Yield & Premium Fund, Inc.

File No. 811-21755

Item No. 77Q2

Compliance with Section 16(a) of the

Securities Exchange Act of 1934

Jerry Miller, a Senior Vice President for the Registrant, was subject to Section 16 of the Securities Exchange Act of 1934 with respect to the Registrant.  A Form 3 should have been filed on behalf of Mr. Miller by June 27, 2004.  A late filing was executed on July 29, 2005.

Karen Robards, a Director for the Registrant, was subject to Section 16 of the Securities Exchange Act of 1934 with respect to the Registrant.  A Form 4 should have been filed on behalf of Mrs. Robards by June 27, 2005.  A late filing was executed on July 1, 2005.